Exhibit 99.1

EMPIRE RESOURCES, INC.

EMPIRE RESOURCES EXPANDS WORKING CAPITAL CREDIT AGREEMENT TO

$275 MILLION

Fort Lee, NJ, December 18, 2014 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value-added, semi-finished metal products, announced today that it has expanded its current working capital credit agreement by $50 million to $275 million and amends the agreements that the Company entered into in June 2014 with a consortium of banks, led by Rabobank International as Lead Arranger and Administrative Agent and BNP Paribas as Syndication Agent.

The amended credit agreement includes a committed credit facility, which has been increased by $35 million to $185 million, and an uncommitted facility, which has been increased by $15 million to $90 million. There are no changes to the interest rate or to the maturity date of the committed facility, which remains June 19, 2017.

Sandra Kahn, Vice President and CFO, commented, “We are pleased to have secured this expanded working capital credit line from our world class bank group, which supports the current increasing business levels and provides us with additional liquidity for potential volume opportunities.”

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Investor Relations, Comm-Counsellors, LLC, Edward Nebb, +1-203-972-8350, enebb@optonline.net, or June Filingeri, +1-203-972-0186, junefil@optonline.net; or Shareholders, David Kronfeld, +1 917-408-1940, kronfeld@empireresources.com